UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

The Manitowoc Company, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	39-0448110
(State of incorporation or organization)	(IRS Employer Identification No.)

2400 South 44th Street, Manitowoc, Wisconsin	54221
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock Purchase Rights	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

This Amendment No. 1 to Registration Statement on Form 8-A/A is filed by The Manitowoc Company, Inc. (the “Company”) to (a) update Item 1 of the Registration Statement on Form 8-A filed by the Company on March 22, 2007 to reflect the entry by the Company and Computershare Trust Company, N.A. (the “Rights Agent”) into an Amendment (the “Amendment”) to the Company’s Rights Agreement, dated as of March 21, 2007, between the Company and the Rights Agent (the “Rights Agreement”), and (b) update Item 2 of the Registration Statement on Form 8-A to file the Amendment as Exhibit 4.2 hereto.

Item 1.	Description of Registrant’s Securities to be Registered.

On December 27, 2016, the Company and the Rights Agent entered into the Amendment.

The Amendment accelerates the scheduled expiration date of the Rights issued pursuant to the Rights Agreement to December 31, 2016. Accordingly, as of 5:00 p.m., New York time, on December 31, 2016, the Rights issued pursuant to the Rights Agreement will expire and will no longer be outstanding and the Rights Agreement will terminate as of that time.

In addition, the Amendment contains certain changes to the rights and obligations of the Rights Agent for the purpose of updating the Rights Agreement to conform with current standards and practices.

The foregoing summary of the Amendment is a general description only, does not purport to be complete and is qualified in its entirety by the full text of the Amendment, which is filed as Exhibit 4.2 to this Form 8-A/A and is incorporated herein by reference.

Item 2.	Exhibits.

(4.2)	Amendment, dated December 27, 2016, to the Rights Agreement, dated as of March 21, 2007, by and between The Manitowoc Company, Inc. and Computershare Trust Company, N.A. [incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 28, 2016].

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE MANITOWOC COMPANY, INC.

Date: December 27, 2016	By:	/s/ Louis F. Raymond
Louis F. Raymond
Vice President, General Counsel and Secretary

THE MANITOWOC COMPANY, INC.

FORM 8-A/A

EXHIBIT INDEX

Exhibit Number	Description

(4.2)	Amendment, dated December 27, 2016, to the Rights Agreement, dated as of March 21, 2007, by and between The Manitowoc Company, Inc. and Computershare Trust Company, N.A. [incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 28, 2016].